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                                                                    Exhibit 10.6

[LOGO OF PCTEL APPEARS HERE]

March 31, 1998

Derek S. Obata
2892 Senderling Drive
Fremont, CA 94555



Dear Derek,

I am pleased to offer you the position of Vice President, Sales, effective April 20, 1998. In that capacity, you will report to me, President & CEO of PC-TEL, Inc.. Based on your academic background, work experience, references and interviews, we. are very impressed with your potential and look forward to your contribution as a member of the PC-TEL team. We hope you share our excitement.

Your primary responsibilities will be:
1)  Develop and implement effective corporate sales strategies and programs
2)  Coordinate new product identification and sales insertion
3) Manage the Company's overall sales efforts including board integrators and OEM account relationships, but excluding non recurring engineering
4) Evangelize the Company's HSP technology, position the Company and its products in the most effective markets and accounts
5) Assist marketing with strategic planning and business expansion with execution through a team approach with all senior executive management critical to success
6)  Other projects, as requested

Your annual salary will be $150,000 paid twice a month and the potential for an additional $100,000 based on the Sales Commission Plan as discussed during your interview and participation in the Corporate executive bonus program. This salary level will be reviewed annually based on Company goals, your personal performance and contribution. You will be entitled to receive three (3) weeks of annual paid PTO (personal time off). You also receive 130,000 Incentive Stock Options which vest on (4) years basis. You will earn 25% vestment on your first year fall-time employment anniversary date and 1/48 for the every full-time employment month. An additional 65,000 Non-Qualify Stock Options to be earned 25% each year, based on meeting the Company annual financial revenue target, and which will be 100% of the publically released financial goal. The grant price per share will be subject to Board of Directors' approval. PC-TEL also provides 401(k) profit sharing plan, Section 125 cafeteria plan and a company-paid medical insurance for you and your family.

You will also be entitled to one year severance pay and acceleration of option grants in the event there is a change in ownership, in accordance with Corporate executive ownership transition program.

As you make the transition from your current employer to the Company, please note our policy is to avoid situations in which information or materials considered proprietary by others might come into our hands. Indeed, a condition to your employment will be to sign the Proprietary Information and Inventions Agreement to expose neither yourself nor the Company to legal liability by divulging trade
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secrets or confidential information of any former employer or any other party.
We are interested in employing you because of your skills and abilities, not because of any trade secrets learned elsewhere. Thus it is important you take care not to bring, even inadvertently, any books, notes or other materials except your own personal effects as you leave your present employer.

While we hope we are entering into a mutually advantageous relationship, there are not guarantees of success. Employment with PC-TEL is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

We are pleased you have decided to become part of the PC-TEL team and ask that you sign and return a copy of this letter confirming that you understand and agree to the terms of employment stated above. Upon your acceptance, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and me.

This offer is valid for 5 days from the date of this offer letter.

If you have any questions, please do not hesitate to call me at (408) 965-2100.


Sincerely,                               Acknowledged and Agreed to,


/s/ Peter Chen                           /s/ Derek S. Obata
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Peter Chen                                Derek S. Obata
President & CEO



    4-7-98                                        4-7-98
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Date                                     Date